UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

PROLINK HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25007	65-0656268
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane Chandler, AZ	85224
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 961-8800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On August 17, 2007, ProLink Holdings Corp. (the “Company”) and its operating subsidiary, ProLink Solutions LLC (“ProLink Solutions” and, with the Company, the “ProLink Entities”), entered into a Security Agreement (the “Agreement”) by and among the ProLink Entities and Calliope Capital Corporation (“Calliope”). The parties to the Agreement also entered into certain related ancillary documents. The credit facility made available under the Agreement is in the aggregate principal amount of $9.0 million, consisting of a $5.0 million revolving loan (the “Revolver”), and a $4.0 million term loan (the “Term Loan”). The Revolver has a two year term. The Term Loan matures in five years and requires amortization of its principal balance in 48 equal monthly payments beginning on September 1, 2008. The Term Loan may not be converted prior to the first anniversary date of the closing and may be prepaid without any penalty at any time during such period. On and after the first anniversary of the date of the Agreement, Calliope shall have the right to convert principal due under the Term Loan into the Company’s common stock at a fixed conversion price per share of common stock of (i) $1.40 with respect to the first $1,333,333 of the principal amount; (ii) $1.50 with respect to the next $1,333,333 of the principal amount; and (iii) $1.67 with respect to the remaining $1,333,334 of the principal amount. The proceeds of the loans are to be used to refinance the existing indebtedness of the ProLink Entities, with the balance available for general working capital purposes. Pursuant to and in connection with the Agreement, the ProLink Entities have granted to Calliope a security interest in all of their assets and intellectual property, and the Company has pledged its ownership interest in ProLink Solutions.

The borrowings under the Revolver and the Term Loan will bear interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2%), subject to a floor of 9% and a cap of 13%. Upon an event of default under the loan, the ProLink Entities shall pay additional interest the outstanding principal balance in an amount equal to two percent (2%) per month. The loan is subject to acceleration in full by Calliope upon the occurrence and during the existence of an event of default.

The Agreement requires the Company to meet certain financial tests, including, on the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2009: a Consolidated EBITDA for the four (4) fiscal quarter period ending on September 30, 2009 of not less than $5,000,000; a Consolidated Leverage Ratio not greater than 4.0 to 1.0; and a Consolidated Fixed Charge Coverage Ratio for the four (4) fiscal quarter period ending on September 30, 2009 of not less than 1.0 to 1.0. In addition, the Agreement contains certain covenants that, among other things, restrict additional indebtedness, liens, investments, restricted payments, transactions with affiliates, asset dispositions, and other matters customarily restricted in such agreements.

In connection with the credit facility under the Agreement, the Company issued a common stock purchase warrant in favor of Calliope. Pursuant to the warrant, Calliope is entitled to purchase from the Company, at any time after the date thereof and for a period of five years, 3,567,568 shares of common stock at an exercise price of $1.40 for the first one-third of the shares, $1.50 for the next one-third of the shares, and $1.60 for any additional shares.

In connection with the credit facility, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with Calliope. Under the Registration Rights Agreement, the Company agreed to file a registration statement registering for re-sale shares of common stock of the Company issuable upon conversion of the Term Note and exercise of the warrant no later than 300 days after the date of the Agreement, and to use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable thereafter.

Item 2.02 Results of Operations and Financial Condition

The following information is being furnished pursuant to Item 2.02, Results of Operations and Financial Condition. Pursuant to general instruction B.2. of Form 8-K, the information in this Current Report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

On August 21, 2007, ProLink Holdings Corp. held a conference call to discuss the results of its second quarter ended June 30, 2007, as reflected in the attached press release dated August 21, 2007 released earlier that day.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 17, 2007, the Company entered into the Agreement, the Revolver and the Term Loan, the materials terms of which are described above under Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the securities issued in connection with the credit facility is hereby incorporated by reference. The securities issued pursuant to the above transactions were issued pursuant to Section 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLINK HOLDINGS CORP.

Dated: August 22, 2007

/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer